Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces First Quarter 2024 Financial Results

EWING, N.J. – May 2, 2024 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2024.

“We began the year on a strong note with solid first quarter results across the board,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “With the OLED IT market poised for significant growth, continued OLED proliferation in smartphones and TVs, and projected expansion of foldables, we see meaningful opportunities across multiple market verticals. As we approach UDC’s 30th anniversary next month, we reflect on our amazing journey that has been marked by relentless innovation, exponential growth, and the materialization of products that were once distant dreams. As we look forward, we are excited to reach even greater heights in the future and continue to make a lasting impact on the OLED industry.”

Financial Highlights for the First Quarter of 2024

•
Total revenue in the first quarter of 2024 was $165.3 million as compared to $130.5 million in the first quarter of 2023.

•
Revenue from material sales was $93.3 million in the first quarter of 2024 as compared to $70.2 million in the first quarter of 2023. The increase in material sales was primarily due to strengthened demand for our emitter materials.
•
Revenue from royalty and license fees was $68.3 million in the first quarter of 2024 as compared to $55.2 million in the first quarter of 2023. The increase in royalty and license fees was primarily the result of higher unit material volume, partially offset by a reduced cumulative catch-up adjustment.
•
Cost of material sales was $34.1 million in the first quarter of 2024 as compared to $29.5 million in the first quarter of 2023. The increase in cost of material sales was primarily due to an increase in the level of materials sales, partially offset by a $3.3 million decrease in inventory reserve expense.
•
Total gross margin was 78% in the first quarter of 2024 as compared to 75% in the first quarter of 2023.
•
Operating income was $62.9 million in the first quarter of 2024 as compared to $45.4 million in the first quarter of 2023.
•
The effective income tax rate was 19.4% and 22.8% in the first quarter of 2024 and 2023, respectively.
•
Net income was $56.9 million or $1.19 per diluted share in the first quarter of 2024 as compared to $39.8 million or $0.83 per diluted share in the first quarter of 2023.

Revenue Comparison

($ in thousands)	Three Months Ended March 31,
	2024	2023
Material sales	$93,284	$70,190
Royalty and license fees	68,268	55,210
Contract research services	3,707	5,067
Total revenue	$165,259	$130,467

Cost of Materials Comparison

($ in thousands)	Three Months Ended March 31,
	2024	2023
Material sales	$93,284	$70,190
Cost of material sales	34,096	29,488
Gross margin on material sales	59,188	40,702
Gross margin as a % of material sales	63%	58%

2024 Revised Guidance

The Company has increased the lower end of its previous revenue guidance and believes that 2024 revenue will be in the range of $635 million to $675 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a second quarter cash dividend of $0.40 per share on the Company’s common stock. The dividend is payable on June 28, 2024 to all shareholders of record as of the close of business on June 14, 2024.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, May 2, 2024 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,012	$91,985
Short-term investments	465,293	422,137
Accounts receivable	119,584	139,850
Inventory	172,905	175,795
Other current assets	89,478	87,365
Total current assets	921,272	917,132
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $149,062 and $143,908	175,896	175,150
ACQUIRED TECHNOLOGY, net of accumulated amortization of $191,043 and $186,850	86,132	90,325
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $10,769 and $10,414	6,519	6,874
GOODWILL	15,535	15,535
INVESTMENTS	312,939	299,548
DEFERRED INCOME TAXES	63,040	59,108
OTHER ASSETS	102,382	105,289
TOTAL ASSETS	$1,683,715	$1,668,961
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,841	$10,933
Accrued expenses	42,099	52,080
Deferred revenue	19,157	47,713
Other current liabilities	20,882	8,096
Total current liabilities	94,979	118,822
DEFERRED REVENUE	13,292	12,006
RETIREMENT PLAN BENEFIT LIABILITY	52,568	52,249
OTHER LIABILITIES	37,976	38,658
Total liabilities	198,815	221,735
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,804,964 and 48,731,026 shares issued, and 47,439,316 and 47,365,378 shares outstanding, at March 31, 2024 and December 31, 2023, respectively	488	487
Additional paid-in capital	702,609	699,554
Retained earnings	826,879	789,553
Accumulated other comprehensive loss	(3,794)	(1,086)
Treasury stock, at cost (1,365,648 shares at March 31, 2024 and December 31, 2023)	(41,284)	(41,284)
Total shareholders’ equity	1,484,900	1,447,226
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,683,715	$1,668,961

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
REVENUE:
Material sales	$93,284	$70,190
Royalty and license fees	68,268	55,210
Contract research services	3,707	5,067
Total revenue	165,259	130,467
COST OF SALES	36,969	32,970
Gross margin	128,290	97,497
OPERATING EXPENSES:
Research and development	37,985	31,423
Selling, general and administrative	19,252	15,396
Amortization of acquired technology and other intangible assets	4,548	2,891
Patent costs	1,982	2,255
Royalty and license expense	1,651	164
Total operating expenses	65,418	52,129
OPERATING INCOME	62,872	45,368
Interest income, net	9,568	6,967
Other loss, net	(1,943)	(703)
Interest and other loss, net	7,625	6,264
INCOME BEFORE INCOME TAXES	70,497	51,632
INCOME TAX EXPENSE	(13,644)	(11,793)
NET INCOME	$56,853	$39,839
NET INCOME PER COMMON SHARE:
BASIC	$1.19	$0.83
DILUTED	$1.19	$0.83
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,557,959	47,523,593
DILUTED	47,628,492	47,567,007
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.35

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$56,853	$39,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,616	6,496
Amortization of intangibles	4,548	2,891
Amortization of premium and discount on investments, net	(2,236)	(3,597)
Stock-based compensation	9,174	4,415
Deferred income tax benefit	(3,936)	(5,936)
Retirement plan expense, net of benefit payments	330	782
Decrease (increase) in assets:
Accounts receivable	20,266	(13)
Inventory	2,890	8,975
Other current assets	(2,113)	8,598
Other assets	2,907	5,515
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(7,977)	(24,116)
Other current liabilities	12,786	12,874
Deferred revenue	(27,270)	(8,616)
Other liabilities	(682)	(486)
Net cash provided by operating activities	72,156	47,621
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,206)	(9,098)
Purchases of intangibles	—	(51)
Purchases of investments	(99,947)	(65,207)
Proceeds from sale and maturity of investments	42,970	115,031
Net cash (used in) provided by investing activities	(64,183)	40,675
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	639	518
Payment of withholding taxes related to stock-based compensation to employees	(7,058)	(7,181)
Cash dividends paid	(19,527)	(16,769)
Net cash used in financing activities	(25,946)	(23,432)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,973)	64,864
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,985	93,430
CASH AND CASH EQUIVALENTS, END OF PERIOD	$74,012	$158,294
SUPPLEMENTAL DISCLOSURES:
Unrealized (loss) gain on available-for-sale securities	$(2,666)	$3,202
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(156)	766
Cash paid for income taxes, net of refunds	5,085	4,961